Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

January 29, 2026

Cohen & Steers Income Opportunities REIT, Inc.

1166 Avenue of the Americas

New York, New York 10036

To the Addressee Stated Above:

We have acted as counsel to Cohen & Steers Income Opportunities REIT, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-11 (File No. 333-288734) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, relating to the registration of $3,000,000,000 of shares of common stock, $0.01 par value per share, of the Company, consisting of Class T common stock, Class S common stock, Class D common stock, Class I common stock, and Class F-I common stock.

We have examined the Registration Statement and the Company’s prospectus, dated January 29, 2026, included in the Registration Statement (the “Preliminary Prospectus”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth in paragraph 1 below, we have also assumed the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Certificate, the Registration Statement, the Preliminary Prospectus and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with and that the Company has filed an election pursuant to Section 856(c)(1) of the Code to be taxed as a REIT commencing with the taxable year ended December 31, 2024, and such election has not been terminated or revoked under Section 856(g) of the Code. We have not made an independent investigation of the facts set forth in the Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Preliminary Prospectus, we are of the opinion that:

1. Commencing with the taxable year ended December 31, 2024, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual and proposed method of operation has enabled it to and will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements set forth in the Preliminary Prospectus under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

The opinions set forth above are based upon the Code, the income tax regulations promulgated thereunder (the “Treasury Regulations”) and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Changes in the Company’s method of operation could likewise cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury Regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2026, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Preliminary Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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